Exhibit 99.1

GENCO SHIPPING & TRADING LIMITED ANNOUNCES
Q2 2025 FINANCIAL RESULTS

Declares Dividend of $0.15 per share for Q2 2025
Represents Genco’s 24th Consecutive Quarterly Dividend

Announces Acquisition of High-Specification Capesize Vessel

New York, New York, August 6, 2025 – Genco Shipping & Trading Limited (NYSE:GNK) (“Genco” or the “Company”), the largest U.S. headquartered drybulk shipowner focused on the global transportation of commodities, today reported its financial results for the three months and six months ended June 30, 2025.

Second Quarter 2025 and Year-to-Date Highlights

•	Dividend
o	Declared a $0.15 per share dividend for Q2 2025
o	24th consecutive quarterly dividend
■	Cumulative dividends of $6.915 per share or approximately 41% of our current share price[1]
o	Q2 2025 dividend is payable on or about August 25, 2025 to all shareholders of record as of August 18, 2025

•	Growth
o	Agreed to purchase a 2020-Imabari built scrubber-fitted 182,000 dwt Capesize vessel, to be renamed the Genco Courageous, with expected delivery between September and October 2025

•	$600 million revolving credit facility (RCF)
o	In July, we amended our credit facility to establish a $600 million RCF to provide significant borrowing capacity to pursue growth opportunities among other uses

•	Q2 2025 financial results
o	Net loss of $6.8 million, or basic and diluted net loss per share of $0.16 per share
■	Adjusted net loss of $6.2 million or basic and diluted loss per share of $0.14, excluding non-cash vessel impairment charges of $0.7 million
o	Adjusted EBITDA: $14.3 million[2]
o	Voyage revenues: $80.9 million
■	Net revenue[2]: $46.9 million
■	Average daily fleet-wide TCE[2]: $13,631 per day

•	Estimated Q3 2025 TCE to date
o	$15,926 for 70% of our owned fleet available days[2]

John C. Wobensmith, Chief Executive Officer, commented, “We continue to execute on our differentiated value strategy, as we position the Company to return capital to shareholders and expand our earnings power through drybulk market cycles. Declaration of our Q2 dividend marks our 24th consecutive dividend, representing the longest uninterrupted dividend period among our drybulk peer group. Including Q2, total dividends to shareholders will amount to $6.915 per share, or approximately 41% of our current share price.”

Mr. Wobensmith continued, “Following our success expanding Genco’s borrowing capacity by 50% with the closing of our new $600 million revolving credit facility, we also acted decisively to grow our Capesize fleet. This latest agreement to acquire a high-specification Capesize vessel reflects the continued execution of Genco’s growth strategy to further modernize our asset base and improve our earnings capacity. As part of our value strategy, Genco has invested approximately $200 million in the Capesize sector over the last two years, with proceeds from the sale of older, less fuel-efficient vessels reinvested into modern eco ships, during a period of compelling supply and demand dynamics that underpin strong future prospects for the Capesize market.”

Mr. Wobensmith concluded, “Building on our TCE improvement in Q2 over Q1, our estimated Q3 TCE to date is strong and we continue to see a pick-up in Capesize and Supramax rates. With our leading commercial platform and significant operating leverage, we remain in a strong position to capitalize on improving drybulk fundamentals. Looking forward, we also believe Genco’s significant financial strength will enable us to continue to capitalize on attractive growth opportunities while continuing to provide shareholders with returns.”

1 Genco share price as of August 5, 2025.

2 We believe the non-GAAP measure presented provides investors with a means of better evaluating and understanding the Company’s operating performance. Please see Summary Consolidated Financial and Other Data below for further reconciliation. Regarding Q3 2025 TCE, this estimate is based on both period and current spot fixtures, actual results will vary from current estimates. Net revenue is defined as voyage revenues minus voyage expenses, charter hire expenses and realized gains or losses on fuel hedges.

Comprehensive Value Strategy

Genco’s comprehensive value strategy is centered on three pillars:
•	Dividends: paying sizeable quarterly cash dividends to shareholders
•	Deleveraging: through voluntary debt repayments to maintain low financial leverage, and
•	Growth: opportunistically renewing and growing our asset base

Key characteristics of our strategy include:
•	Net loan-to-value (LTV) of 7%[3]
o	13% net LTV pro forma for the agreed upon vessel acquisition[3]
•	Strong liquidity position of $335.6 million at June 30, 2025, which consists of:
o	$35.8 million of cash on the balance sheet
o	$299.8 million of revolver availability or $500.0 million following the closing of the $600 million RCF in July 2025
•	High operating leverage with our scalable fleet across the major and minor bulk sectors

3Represents the principal amount of our credit facility debt outstanding less our cash and cash equivalents as of June 30, 2025 divided by estimates of the market value of our fleet (and, for the pro forma amount, the vessel we have agreed to acquire) as of August 5, 2025 from VesselsValue.com. The actual market value of our vessels may vary.

Growth

Agreed to acquire a 2020-Imabari built 182,000 dwt scrubber-fitted Capesize vessel for a purchase price of $63.6 million. Genco expects to take delivery of the vessel, to be renamed the Genco Courageous, between September and October 2025.

This purchase marks the fourth high specification, fuel efficient Capesize vessel that Genco has agreed to acquire since October 2023, further expanding the Company’s presence in a key sector. Genco intends to fund the acquisition through a combination of cash on hand and a drawdown from its revolving credit facility.

New $600 Million Revolving Credit Facility

In July, Genco closed on a $600 million revolving credit facility, amending, extending and upsizing its existing facility to provide significant borrowing capacity to pursue accretive growth opportunities among other uses.

Key terms of the $600 million revolving credit facility include:
•	Increased borrowing capacity by 50% or $200 million to $600 million in aggregate
•	Repayment profile of 20 years with no commitment reductions until March 31, 2027 based on covenant compliance
•	Improved pricing: margin reduced to 1.75% and commitment fees on undrawn amounts reduced to 0.61%*
•	100% revolving credit facility structure provides flexibility for Genco to continue to pay down debt while maintaining the ability to opportunistically draw down capital
•	Extended maturity to July 2030
•	Accordion feature allows for additional borrowing capacity potential of $300 million

Genco has $100 million of debt outstanding and $500 million of undrawn revolver availability as of the date of this press release.

*Margin is based on a grid of 1.75% to 2.15% over the Secured Overnight Financing Rate (SOFR) depending on total net indebtedness to EBITDA. This is down from 1.85% to 2.15% previously. The commitment fee on undrawn amounts is reduced from 40% of margin to 35% of margin.

Dividend Policy

Genco declared a cash dividend of $0.15 per share for the second quarter of 2025. Our dividend formula, including a voluntary quarterly reserve of $19.50 million, would not have produced a dividend for the second quarter. However, management recommended and our Board of Directors approved the reduction of the Q2 voluntary reserve from $19.50 million to $7.91 million. The Q2 2025 dividend is payable on or about August 25, 2025 to all shareholders of record as of August 18, 2025.

Quarterly dividend policy: 100% of quarterly operating cash flow less a voluntary reserve.

Under the quarterly dividend policy adopted by our Board of Directors, the amount available for quarterly dividends is to be calculated based on the formula in the table below. The table includes the calculation of the actual Q2 2025 dividend and estimated amounts for the calculation of the dividend for Q3 2025:

Dividend calculation	Q2 2025 actual	Q3 2025 estimates
Net revenue	$46.90	Fixtures + market
Operating expenses	(32.41)	(34.30)
Operating cash flow	$14.49	Sum of the above
Less: voluntary quarterly reserve	(7.91)	(19.50)
Cash flow distributable as dividends	$6.58	Sum of the above
Dividend per share	$0.15
Numbers in millions except per share amounts

Operating cash flow is defined as net revenue (consisting of voyage revenue less voyage expenses, charter hire expenses, and realized gains or losses on fuel hedges), less operating expenses (consisting of vessel operating expenses, general and administrative expenses other than non-cash restricted stock expenses, technical management expenses, and interest expense other than non-cash deferred financing costs), for purposes of the foregoing calculation. Estimated expenses for Q3 2025 are estimates and subject to change.

The voluntary quarterly reserve for the third quarter of 2025 under the Company’s dividend formula is expected to be $19.50 million, which remains fully within our discretion. A key component of Genco’s value strategy is maintaining a voluntary quarterly reserve, as well as the optionality for the use of the reserve as Genco seeks to pay sizeable dividends across the cyclicality of the drybulk market while continuing to invest in our fleet. Subject to the development of freight rates for the remainder of the third quarter and our assessment of our liquidity and forward outlook, we maintain flexibility to reduce the quarterly reserve to pay dividends or increase the amount of dividends otherwise payable under our formula. The reserve is set by our Board of Directors at its discretion, and our Board has generally allotted an amount for anticipated debt prepayments plus an additional amount. We plan to set the voluntary reserve on a quarterly basis for the subsequent quarter.

Anticipated uses for the voluntary reserve include, but are not limited to:
•	Vessel acquisitions
•	Debt repayments, and
•	General corporate purposes

The Board expects to reassess the payment of dividends as appropriate from time to time. Our quarterly dividend policy and declaration and payment of dividends are subject to legally available funds, compliance with applicable law and contractual obligations (including our credit facility) and the Board of Directors’ determination that each declaration and payment is at the time in the best interests of the Company and its shareholders after its review of our financial performance.

Peter Allen, Chief Financial Officer, commented, “Our recent success closing on a $600 million credit facility underscores the continued support of our existing bank group and further strengthens our ability to pursue accretive growth opportunities for the benefit of shareholders. In addition to significantly upsizing our borrowing capacity, other favorable terms of the credit facility include improved pricing, extended maturity to 2030, and a repayment profile of 20 years with no scheduled commitment reductions until March 2027. The 100% revolving structure also enables us to continue to voluntarily pay down debt while maintaining access to growth capital. Genco has built a differentiated capital structure that offers a solid risk-reward dynamic given our fleet’s high operating leverage combined with our low financial leverage.”

Genco’s Active Commercial Operating Platform and Fleet Deployment Strategy

We utilize a portfolio approach towards revenue generation through a combination of:
•	Short-term, spot market employment, and
•	Opportunistically booking longer term coverage

Our fleet deployment strategy currently remains weighted towards short-term fixtures, which provide us with optionality on our sizeable fleet.

Based on current fixtures to date, our estimated TCE to date for the third quarter of 2025 on a load-to-discharge basis is presented below. Actual rates for the third quarter will vary based upon future fixtures. These estimates are based on time charter contracts entered by the Company as well as current spot fixtures on the load-to-discharge method, whereby revenue is recognized ratably over the voyage from the commencement of loading to the completion of discharge. The actual TCE rates to be earned will depend on the number of contracted days and the number of ballast days at the end of the period. According to the load-to-discharge accounting method, the Company does not recognize revenue for any ballast days or uncontracted days at the end of the third quarter of 2025. At the same time, expenses for uncontracted days will be recognized as incurred.

Estimated net TCE - Q3 2025 to Date

Vessel Type	TCE	% Fixed
Capesize	$20,951	69%
Ultra/Supra	$13,326	70%
Total	$15,926	70%

Our index-linked and period time charters are listed below:

Vessel	Type	DWT	Year Built	Rate	Duration	Min Expiration
Genco Endeavour	Capesize	181,057	2015	$30,565	12-15 months	Oct-25
Genco Lion	Capesize	179,185	2012	99.5% of BCI + scrubber	14-16 months	Mar-26
Genco Resolute	Capesize	181,060	2015	120% of BCI + scrubber	11-14 months	Apr-26
Genco Defender	Capesize	180,021	2016	120% of BCI + scrubber	11-14 months	Apr-26

Financial Review: 2025 Second Quarter

The Company recorded a net loss for the second quarter of 2025 of $6.8 million, or $0.16 basic and diluted net loss per share. Adjusted net loss is $6.2 million or $0.14 basic and diluted net loss per share excluding a non-cash vessel impairment charge of $0.7 million. Comparatively, for the three months ended June 30, 2024, the Company recorded net income of $23.5 million, or $0.54 basic and diluted earnings per share, respectively. Adjusted net income amounted to $19.9 million, or $0.46 basic and diluted earnings per share, excluding other operating expense of $3.9 million, a gain on sale of vessels of $13.2 million, non-cash vessel impairment charges of $5.6 million and unrealized fuel losses of $0.1 million.

Revenue / TCE
The Company’s revenues decreased to $80.9 million for the three months ended June 30, 2025 as compared to $107.0 million recorded for the three months ended June 30, 2024, primarily due to lower rates earned by our major and minor bulk vessels as well as the operation of a smaller fleet. The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet was $13,631 per day for the three months ended June 30, 2025 as compared to $19,938 per day for the three months ended June 30, 2024.

Voyage expenses
Voyage expenses increased to $32.0 million for the three months ended June 30, 2025 from $30.3 million during the prior year period. The increase was primarily due to operating a greater number of third party chartered-in vessels and higher bunker consumption on our Ultramax vessels. These increases were partially offset by the operation of a smaller fleet.

Vessel operating expenses
Vessel operating expenses decreased to $23.7 million for the three months ended June 30, 2025 from $27.0 million for the three months ended June 30, 2024. Daily vessel operating expenses, or DVOE, amounted to $6,213 per vessel per day for the second quarter of 2025 compared to $6,855 per vessel per day for the second quarter of 2024. The decrease in DVOE was primarily due to the timing of the purchase of stores and spares, as well as lower repair and maintenance and insurance costs.

We believe daily vessel operating expenses are best measured for comparative purposes over a 12‑month period in order to take into account all of the expenses that each vessel in our fleet will incur over a full year of operation. Based on current estimates, our DVOE budget for Q3 2025 is $6,375 per vessel per day on a fleet-wide basis.

General and administrative expenses
General and administrative expenses increased to $7.4 million for the second quarter of 2025 compared to $6.3 million for the second quarter of 2024 due to higher legal and professional fees in addition to higher nonvested stock amortization expense.

Depreciation and amortization expenses
Depreciation and amortization expenses increased to $18.1 million for the three months ended June 30, 2025 from $17.1 million for the three months ended June 30, 2024 due to an increase in drydocking amortization expense for certain vessels in our fleet.

EBITDA
EBITDA for the three months ended June 30, 2025 amounted to $13.6 million compared to $43.3 million during the prior year period. During the three months of 2025 and 2024, EBITDA included non-cash impairment charges, other operating expenses, gains on sale of vessels as well as gains and losses on fuel hedges. Excluding these items, our adjusted EBITDA amounted to $14.3 million and $39.8 million, for the respective periods.

Financial Review: Six Months 2025

The Company recorded a net loss of $18.7 million or $0.43 basic and diluted net loss per share, for the six months ended June 30, 2025. This compares to net income of $42.3 million or $0.98 and $0.97 basic and diluted earnings per share, respectively, for the six months ended June 30, 2024.

Revenue / TCE
The Company’s revenues decreased to $152.2 million for the six months ended June 30, 2025 compared to $224.5 million for the six months ended June 30, 2024, primarily due to lower rates earned by our major and minor bulk vessels as well as the operation of a smaller fleet. TCE rates obtained by the Company decreased to $12,750 per day for the six months ended June 30, 2025 from $19,564 per day for the six months ended June 30, 2024.

Voyage expenses
Voyage expenses decreased to $59.4 million for the six months ended June 30, 2025 from $67.5 million for the same period in 2024 primarily due to lower bunker consumption on our Capesize vessels.

Vessel operating expenses
Vessel operating expenses decreased to $48.7 million for the six months ended June 30, 2025 from $52.9 million for the six months ended June 30, 2024. DVOE was $6,401 for the first half of 2025 versus $6,558 in the first half of 2024. The decrease in DVOE was primarily due to the timing of the purchase of stores and spares.

General and administrative expenses
General and administrative expenses for the six months ended June 30, 2025 increased to $14.9 million as compared to $14.0 million in the same period of 2024 primarily due to higher nonvested stock amortization expense and higher legal and professional fees.

Depreciation and amortization expenses
Depreciation and amortization expenses increased to $35.8 million for the six months ended June 30, 2025 from $34.3 million for the six months ended June 30, 2024 due to an increase in drydocking amortization expense for certain vessels in our fleet.

EBITDA
EBITDA for the six months ended June 30, 2025 amounted to $21.6 million compared to $82.5 million during the prior year period. During the six months of 2025 and 2024, EBITDA included non-cash impairment charges, other operating expenses, gains on sale of vessels as well as gains and losses on fuel hedges. Excluding these items, our adjusted EBITDA amounted to $22.2 million and $81.6 million, for the respective periods.

Liquidity and Capital Resources

Cash Flow

Net cash provided by operating activities for the six months ended June 30, 2025 and 2024 was $8.3 million and $61.3 million, respectively. This decrease in cash provided by operating activities was primarily due to lower rates earned by our major and minor bulk vessels, as well as changes in working capital.  Additionally, there was an increase in drydocking costs incurred during the six months ended June 30, 2025 as compared to the six months ended June 30, 2024.

Net cash (used in) provided by investing activities for the six months ended June 30, 2025 and 2024 was ($6.7) million and $65.1 million, respectively. This fluctuation was primarily a result of $67.7 million of proceeds from the sale of the Genco Commodus, the Genco Claudius and the Genco Maximus during the six months ended June 30, 2024. Additionally, there was a $4.4 million increase in the purchase of vessel assets due to various upgrades during the drydocking of certain vessels in our fleet during the six months ended June 30, 2025 as compared to the six months ended June 30, 2024.

Net cash used in financing activities during the six months ended June 30, 2025 and 2024 was $9.9 million and $130.9 million, respectively.  The decrease is primarily due to a $95.0 million decrease in debt repayments made under our $500 Million Revolver during the six months ended June 30, 2025 as compared to the six months ended June 30, 2024, as well as a $10.0 million increase in drawdowns under the $500 Million Revolver during the six months ended June 30, 2025 as compared to the six months ended June 30, 2024. Lastly, there was a $16.0 million decrease in the payment of dividends during the six months ended June 30, 2025 as compared to the six months ended June 30, 2024.

Capital Expenditures

Genco’s current fleet consists of 42 vessels with an average age of 12.7 years and an aggregate capacity of approximately 4,446,000 dwt as follows:

•	16 Capesizes
•	15 Ultramaxes

•	11 Supramaxes

Following the anticipated acquisition of the vessel to be renamed the Genco Courageous, our fleet is to expand to 43 vessels, of which 17 are Capesize vessels, and the average age of our fleet will be reduced to 12.5 years on average.

In addition to acquisitions that we may undertake, we will incur additional capital expenditures due to special surveys and drydockings. Furthermore, we plan to upgrade a portion of our fleet with energy saving devices and apply high performance paint systems to our vessels in order to reduce fuel consumption and emissions.

We estimate our capital expenditures related to drydocking, including capitalized costs incurred during drydocking related to vessel assets and vessel equipment, ballast water treatment system costs, fuel efficiency upgrades and scheduled off-hire days for our fleet for the balance of 2025 and 2026 to be:

Estimated costs ($ in millions)	Q3 2025	Q4 2025	Q1 2026	Q2 2026	Q3 2026	Q4 2026
Drydock Costs (1)	$18.70	$3.10	$7.80	$-	$7.50	$5.15
Estimated BWTS Costs (2)	$-	$-	$2.22	$-	$2.22	$-
Fuel Efficiency Upgrade Costs (3)	$2.82	$0.14	$1.10	$-	$0.55	$-
Total Costs	$21.52	$3.24	$11.12	$-	$10.27	$5.15
Estimated Offhire Days (4)	228	55	100	-	100	68

(1) Estimates are based on our budgeted cost of drydocking our vessels in China. Actual costs will vary based on various factors, including where the drydockings are actually performed. We expect to fund these costs with cash on hand. These costs do not include drydock expense items that are reflected in vessel operating expenses.

(2) Estimated costs associated with the installation of ballast water treatment systems are expected to be funded with cash on hand.

(3) Estimated costs associated with the installation of fuel efficiency upgrades are expected to be funded with cash on hand.

(4) Actual length will vary based on the condition of the vessel, yard schedules and other factors. The estimated offhire days per sector scheduled for Q3 2025 consists of 173 days for six Capesizes, 25 days for one Ultramax and 30 days for one Supramax.

Summary Consolidated Financial and Other Data

The following table summarizes Genco Shipping & Trading Limited’s selected consolidated financial and other data for the periods indicated below.

	Three Months Ended June 30, 2025	Three Months Ended June 30, 2024	Six Months Ended June 30, 2025	Six Months Ended June 30, 2024
	(Dollars in thousands, except share and per share data)		(Dollars in thousands, except share and per share data)
	(unaudited)		(unaudited)
INCOME STATEMENT DATA:
Revenues:
Voyage revenues	$80,939	$107,047	$152,208	$224,482
Total revenues	80,939	107,047	152,208	224,482

Operating expenses:
Voyage expenses	32,005	30,273	59,359	67,473
Vessel operating expenses	23,747	26,977	48,663	52,909
Charter hire expenses	2,035	2,455	4,320	5,965
General and administrative expenses (inclusive of nonvested stock amortization expense of $1,780, $1,451, $3,276 and $2,833, respectively)	7,399	6,320	14,893	13,984
Technical management expenses	1,231	1,260	2,556	2,291
Depreciation and amortization	18,133	17,096	35,797	34,319
Impairment of vessel assets	651	5,634	651	5,634
Net gain on sale of vessels	-	(13,206)	-	(12,228)
Other operating expense	-	3,924	-	5,728
Total operating expenses	85,201	80,733	166,239	176,075

Operating (loss) income	(4,262)	26,314	(14,031)	48,407

Other (expense) income:
Other expense	(232)	(90)	(245)	(24)
Interest income	243	721	612	1,545
Interest expense	(2,558)	(3,452)	(5,107)	(7,492)
Other expense, net	(2,547)	(2,821)	(4,740)	(5,971)

Net (loss) income	$(6,809)	$23,493	$(18,771)	$42,436

Less: Net (loss) income attributable to noncontrolling interest	(8)	26	(47)	$171

Net (loss) income attributable to Genco Shipping & Trading Limited	$(6,801)	$23,467	$(18,724)	$42,265

Net (loss) earnings per share - basic	$(0.16)	$0.54	$(0.43)	$0.98

Net (loss) earnings per share - diluted	$(0.16)	$0.54	$(0.43)	$0.97

Weighted average common shares outstanding - basic	43,350,232	43,073,440	43,276,496	42,995,844

Weighted average common shares outstanding - diluted	43,350,232	43,664,447	43,276,496	43,635,513

	June 30, 2025	December 31, 2024
BALANCE SHEET DATA (Dollars in thousands):	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$35,439	$43,690
Restricted cash	315	315
Due from charterers, net	14,094	21,376
Prepaid expenses and other current assets	8,650	10,375
Inventories	20,474	22,234
Total current assets	78,972	97,990

Noncurrent assets:
Vessels, net of accumulated depreciation of $346,866 and $322,807, respectively	897,156	915,022
Deferred drydock, net	50,910	30,048
Fixed assets, net	7,524	7,184
Operating lease right-of-use assets	5,688	6,358
Total noncurrent assets	961,278	958,612

Total assets	$1,040,250	$1,056,602

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$44,688	$34,492
Deferred revenue	3,556	4,665
Current operating lease liabilities	303	1,503
Total current liabilities	48,547	40,660

Noncurrent liabilities
Long-term operating lease liabilities	5,693	5,539
Long-term debt, net of deferred financing costs of $7,032 and $7,825, respectively	92,968	82,175
Total noncurrent liabilities	98,661	87,714

Total liabilities	147,208	128,374

Commitments and contingencies

Equity:
Common stock	429	427
Additional paid-in capital	1,474,615	1,491,032
Accumulated deficit	(583,440)	(564,716)

Total Genco Shipping & Trading Limited shareholders' equity	891,604	926,743
Noncontrolling interest	1,438	1,485
Total equity	893,042	928,228

Total liabilities and equity	$1,040,250	$1,056,602

	Six Months Ended June 30, 2025	Six Months Ended June 30, 2024
STATEMENT OF CASH FLOWS (Dollars in thousands):	(unaudited)

Cash flows from operating activities
Net (loss) income	$(18,771)	$42,436
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	35,797	34,319
Amortization of deferred financing costs	992	997
Right-of-use asset amortization	670	739
Amortization of nonvested stock compensation expense	3,276	2,833
Impairment of vessel assets	651	5,634
Net gain on sale of vessels	-	(12,228)
Amortization of premium on derivatives	-	45
Insurance proceeds for protection and indemnity claims	79	266
Insurance proceeds for loss of hire claims	6	-
Change in assets and liabilities:
Decrease (increase) in due from charterers	7,282	(11,854)
Decrease in prepaid expenses and other current assets	742	1,374
Decrease in inventories	1,760	2,342
Increase in accounts payable and accrued expenses	8,921	2,899
Decrease in deferred revenue	(1,109)	(1,177)
Decrease in operating lease liabilities	(1,046)	(1,133)
Deferred drydock costs incurred	(30,947)	(6,209)
Net cash provided by operating activities	8,303	61,283

Cash flows from investing activities
Purchase of vessels and ballast water treatment systems, including deposits	(5,799)	(1,402)
Purchase of other fixed assets	(1,726)	(1,382)
Net proceeds from sale of vessels	-	67,743
Insurance proceeds for hull and machinery claims	864	159
Net cash (used in) provided by investing activities	(6,661)	65,118

Cash flows from financing activities
Proceeds from the $500 Million Revolver	10,000	-
Repayments on the $500 Million Revolver	-	(95,000)
Cash dividends paid	(19,876)	(35,872)
Payment of deferred financing costs	(17)	(38)
Net cash used in financing activities	(9,893)	(130,910)

Net decrease in cash, cash equivalents and restricted cash	(8,251)	(4,509)

Cash, cash equivalents and restricted cash at beginning of period	44,005	46,857
Cash, cash equivalents and restricted cash at end of period	$35,754	$42,348

Three Months Ended June 30, 2025
Net Loss Reconciliation	(unaudited)
Net loss attributable to Genco Shipping & Trading Limited	$(6,801)
+ Impairment of vessel assets	651
Adjusted net loss	$(6,150)

Adjusted net loss per share - basic	$(0.14)
Adjusted net loss per share - diluted	$(0.14)

Weighted average common shares outstanding - basic	43,350,232
Weighted average common shares outstanding - diluted	43,350,232

Weighted average common shares outstanding - basic as per financial statements	43,350,232
Dilutive effect of stock options	-
Dilutive effect of performance based restricted stock units	-
Dilutive effect of restricted stock units	-
Weighted average common shares outstanding - diluted as adjusted	43,350,232

		Three Months Ended June 30, 2025	Three Months Ended June 30, 2024	Six Months Ended June 30, 2025	Six Months Ended June 30, 2024
		(Dollars in thousands)		(Dollars in thousands)
EBITDA Reconciliation:		(unaudited)		(unaudited)
Net (loss) income attributable to Genco Shipping & Trading Limited		$(6,801)	$23,467	$(18,724)	$42,265
+	Net interest expense	2,315	2,731	4,495	5,947
+	Depreciation and amortization	18,133	17,096	35,797	34,319
	EBITDA(1)	$13,647	$43,294	$21,568	$82,531

+	Impairment of vessel assets	651	5,634	651	5,634
+	Net gain on sale of vessels	-	(13,206)	-	(12,228)
+	Other operating expense	-	3,924	-	5,728
+	Unrealized loss (gain) on fuel hedges	-	121	(6)	(39)
	Adjusted EBITDA	$14,298	$39,767	$22,213	$81,626

	Three Months Ended		Six Months Ended
	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
FLEET DATA:	(unaudited)		(unaudited)
Total number of vessels at end of period	42	43	42	43
Average number of vessels (2)	42.0	43.2	42.0	44.3
Total ownership days for fleet (3)	3,822	3,936	7,602	8,068
Total chartered-in days (4)	189	136	463	332
Total available days for fleet (5)	3,630	3,868	7,407	8,058
Total available days for owned fleet (6)	3,441	3,732	6,944	7,726
Total operating days for fleet (7)	3,588	3,827	7,318	7,938
Fleet utilization (8)	98.3%	96.5%	98.1%	96.3%

AVERAGE DAILY RESULTS:
Time charter equivalent (9)	$13,631	$19,938	$12,750	$19,564
Daily vessel operating expenses per vessel (10)	6,213	6,855	6,401	6,558

	Three Months Ended		Six Months Ended
	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
FLEET DATA:	(unaudited)		(unaudited)
Ownership days
Capesize	1,456.0	1,478.7	2,896.0	3,154.1
Panamax	-	-	-	-
Ultramax	1,365.0	1,365.0	2,715.0	2,730.0
Supramax	1,001.0	1,092.0	1,991.0	2,184.0
Total	3,822.0	3,935.7	7,602.0	8,068.1

Chartered-in days
Capesize	-	-	-	-
Panamax	-	40.3	-	66.2
Ultramax	170.4	80.8	301.1	168.5
Supramax	18.9	14.8	161.6	97.1
Total	189.3	135.9	462.7	331.8

Available days (owned & chartered-in fleet)
Capesize	1,238.0	1,411.5	2,576.5	3,030.3
Panamax	-	40.3	-	66.2
Ultramax	1,472.6	1,360.8	2,915.4	2,769.2
Supramax	919.7	1,055.5	1,915.2	2,192.1
Total	3,630.3	3,868.1	7,407.1	8,057.8

Available days (owned fleet)
Capesize	1,238.0	1,411.5	2,576.5	3,030.3
Ultramax	1,302.2	1,280.0	2,614.3	2,600.7
Supramax	900.9	1,040.7	1,753.6	2,095.0
Total	3,441.0	3,732.2	6,944.4	7,726.0

Operating days
Capesize	1,217.8	1,395.6	2,524.9	2,968.9
Panamax	-	40.3	-	66.2
Ultramax	1,457.0	1,352.4	2,888.0	2,743.2
Supramax	913.4	1,038.8	1,905.5	2,159.8
Total	3,588.2	3,827.1	7,318.5	7,938.1

Fleet utilization
Capesize	97.8%	94.7%	97.0%	94.3%
Panamax	-	100.0%	-	100.0%
Ultramax	98.5%	98.9%	98.7%	98.4%
Supramax	98.6%	95.8%	98.7%	96.5%
Fleet average	98.3%	96.5%	98.1%	96.3%

Average Daily Results:
Time Charter Equivalent
Capesize	$17,019	$29,145	$14,962	$27,249
Panamax	-	-	-	-
Ultramax	12,361	15,646	12,199	15,111
Supramax	10,810	12,468	10,322	13,896
Fleet average	13,631	19,938	12,750	19,564

Daily vessel operating expenses
Capesize	$6,736	$7,609	$6,933	$7,126
Panamax	-	-	-	-
Ultramax	5,659	5,992	5,851	5,954
Supramax	6,214	6,911	6,381	6,493
Fleet average	6,213	6,855	6,401	6,558

1)
EBITDA represents net (loss) income attributable to Genco Shipping & Trading Limited plus net interest expense, taxes, and depreciation and amortization. EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Our management uses EBITDA as a performance measure in consolidating internal financial statements and it is presented for review at our board meetings. We believe that EBITDA is useful to investors as the shipping industry is capital intensive which often results in significant depreciation and cost of financing. EBITDA presents investors with a measure in addition to net income to evaluate our performance prior to these costs. EBITDA is not an item recognized by U.S. GAAP (i.e. non-GAAP measure) and should not be considered as an alternative to net income, operating income or any other indicator of a company’s operating performance required by U.S. GAAP. EBITDA is not a measure of liquidity or cash flows as shown in our consolidated statement of cash flows. The definition of EBITDA used here may not be comparable to that used by other companies.

2)
Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.

3)
We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.

4)	We define chartered-in days as the aggregate number of days in a period during which we chartered-in third-party vessels.
5)
We define available days as the number of our ownership days and chartered-in days less the aggregate number of days that our vessels are off-hire due to familiarization upon acquisition, repairs or repairs under guarantee, vessel upgrades or special surveys.  Companies in the shipping industry generally use available days to measure the number of days in a period during which vessels should be capable of generating revenues.

6)	We define available days for the owned fleet as available days less chartered-in days.
7)
We define operating days as the number of our total available days in a period less the aggregate number of days that the vessels are off-hire due to unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

8)	We calculate fleet utilization as the number of our operating days during a period divided by the number of ownership days plus chartered-in days less drydocking days.
9)
We define TCE rates as our voyage revenues less voyage expenses, charter hire expenses, and realized gain or losses on fuel hedges, divided by the number of the available days of our owned fleet during the period. TCE rate is not an item recognized by U.S. GAAP (i.e., it is a non-GAAP measure). However it is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charterhire rates for vessels on voyage charters are generally not expressed in per-day amounts while charterhire rates for vessels on time charters generally are expressed in such amounts. Our estimated TCE for the third quarter of 2025 is based on fixtures booked to date. Actual results may vary based on the actual duration of voyages and other factors. Accordingly, we are unable to provide, without unreasonable efforts, a reconciliation of estimated TCE for the third quarter to the most comparable financial measures presented in accordance with GAAP. When we compare our TCE to the Baltic Supramax Index (BSI) in this release, we adjust the BSI for customary commissions.

	Three Months Ended June 30, 2025	Three Months Ended June 30, 2024	Six Months Ended June 30, 2025	Six Months Ended June 30, 2024
Total Fleet	(unaudited)		(unaudited)
Voyage revenues (in thousands)	$80,939	$107,047	$152,208	$224,482
Voyage expenses (in thousands)	32,005	30,273	59,359	67,473
Charter hire expenses (in thousands)	2,035	2,455	4,320	5,965
Realized gain on fuel hedges (in thousands)	4	92	12	110
	46,903	74,411	88,541	151,154

Total available days for owned fleet	3,441	3,732	6,944	7,726
Total TCE rate	$13,631	$19,938	$12,750	$19,564

10)
We define daily vessel operating expenses to include crew wages and related costs, the cost of insurance expenses relating to repairs and maintenance (excluding drydocking), the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Daily vessel operating expenses are calculated by dividing vessel operating expenses by ownership days for the relevant period.

About Genco Shipping & Trading Limited

Genco Shipping & Trading Limited is a U.S. based drybulk ship owning company focused on the seaborne transportation of commodities globally. We transport key cargoes such as iron ore, grain, steel products, bauxite, cement, nickel ore among other commodities along worldwide shipping routes. Our wholly owned high quality, modern fleet of dry cargo vessels consists of the larger Capesize (major bulk) and the medium-sized Ultramax and Supramax vessels (minor bulk) enabling us to carry a wide range of cargoes. Genco’s fleet consists of 42 vessels with an average age of 12.7 years and an aggregate capacity of approximately 4,446,000 dwt.

Conference Call Announcement

Genco Shipping & Trading Limited will hold a conference call on Thursday, August 7, 2025 at 8:30 a.m. Eastern Time to discuss its 2025 second quarter financial results. The conference call and a presentation will be simultaneously webcast and will be available on the Company’s website, www.GencoShipping.com. To access the call by phone, please register via the live call registration link, https://registrations.events/direct/Q4I91061357, and you will be provided with dial-in instructions and details. Please dial in at least 10 minutes prior to 8:30 a.m. Eastern Time to ensure a prompt start to the call. The conference call will be broadcast live and available for replay on the Company’s website: http://www.gencoshipping.com.

Website Information

We intend to use our website, www.GencoShipping.com, as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in our website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of our website, in addition to following our press releases, SEC filings, public conference calls, and webcasts. To subscribe to our e-mail alert service, please click the “Receive E-mail Alerts” link in the Investor Relations section of our website and submit your email address.  The information contained in, or that may be accessed through, our website is not incorporated by reference into or a part of this document or any other report or document we file with or furnish to the SEC, and any references to our website are intended to be inactive textual references only.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements use words such as “anticipate,” “budget,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance.  These forward-looking statements are based on our management’s current expectations and observations.  Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this release are the following: (i) declines or sustained weakness in demand in the drybulk shipping industry; (ii) weakness or declines in drybulk shipping rates; (iii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iv) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (v) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (vi) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, lube oil, bunkers, repairs, maintenance, general and administrative expenses, and management expenses; (vii) whether our insurance arrangements are adequate; (viii) changes in general domestic and international political conditions; (ix) acts of war, terrorism, or piracy, including without limitation the ongoing war in Ukraine, the Israel-Hamas war, and attacks on vessels in the Red Sea; (x) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (xi) the Company’s acquisition or disposition of vessels; (xii) the amount of offhire time needed to complete maintenance, repairs, and installation of equipment to comply with applicable regulations on vessels and the timing and amount of any reimbursement by our insurance carriers for insurance claims, including offhire days; (xiii) the completion of definitive documentation with respect to charters; (xiv) charterers’ compliance with the terms of their charters in the current market environment; (xv) the extent to which our operating results are affected by weakness in market conditions and freight and charter rates; (xvi) our ability to maintain contracts that are critical to our operation, to obtain and maintain acceptable terms with our vendors, customers and service providers and to retain key executives, managers and employees; (xvii) completion of documentation for vessel transactions and the performance of the terms thereof by buyers or sellers of vessels and us; (xviii) the relative cost and availability of low sulfur and high sulfur fuel, worldwide compliance with sulfur emissions regulations that took effect on January 1, 2020 and our ability to  realize the economic benefits or recover the cost of the scrubbers we have installed; (xix) our financial results for the year ending December 31, 2024 and other factors relating to determination of the tax treatment of dividends we have declared; (xx) the financial results we achieve for each quarter that apply to the formula under our new dividend policy, including without limitation the actual amounts earned by our vessels and the amounts of various expenses we incur, as a significant decrease in such earnings or a significant increase in such expenses may affect our ability to carry out our new value strategy; (xxi) the exercise of the discretion of our Board regarding the declaration of dividends, including without limitation the amount that our Board determines to set aside for reserves under our dividend policy; (xxii) outbreaks of disease such as the COVID-19 pandemic; (xxiii) trade conflicts and the imposition of port fees, tariffs and other import restrictions; and (xxiv) other factors listed from time to time in our filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2024 and subsequent reports on Form 8-K and Form 10-Q). Our ability to pay dividends in any period will depend upon various factors, including the limitations under any credit agreements to which we may be a party, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance, market developments, and the best interests of the Company and its shareholders. The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves.  As a result, the amount of dividends actually paid may vary.  We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Peter Allen
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8550